Exhibit 99.1

December 29, 2014

SL Industries, Inc. Authorizes Repurchase of up to 420,000 Shares of its Common Stock

SL INDUSTRIES, INC. (NYSE MKT: SLI); ("SLI" or the "Company") announced today that its Board of Directors authorized the repurchase of up to an aggregate of 420,000 shares of the Company’s common stock (approximately 10% of the shares outstanding).  This authorization replaces the Company’s existing repurchase program announced in November 2010.

Share repurchases under the program may be made from time to time in the open market or in privately negotiated transactions, pursuant to Rule 10b5-1 plans or otherwise in compliance with applicable laws.  The timing and extent of any purchases will be subject to restrictions under the Company’s credit facility as may be in effect from time to time, and otherwise will depend on the trading price of the Company’s common stock, market conditions, corporate and regulatory requirements, and other factors.  The repurchase program may be suspended or discontinued at any time at the Company’s discretion.

About SL Industries, Inc.

SL Industries, Inc., designs, manufactures and markets power electronics, motion control, power protection, and power quality electromagnetic equipment that is used in a variety of medical, commercial and military aerospace, solar, computer, datacom, industrial, and telecom applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slindustries.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SLI's current expectations and projections about its future results, performance, prospects, and opportunities. SLI has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Although SLI believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, SLI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

SL Industries, Inc.
Louis J. Belardi
Chief Financial Officer
856-727-1500 x 5525
louis.belardi@slindustries.com